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                                                                    Exhibit 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
SPSS Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of SPSS Inc. of our report dated March 28, 2002, relating to the consolidated balance sheets of SPSS Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related consolidated financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of SPSS Inc., as amended on Form 10-K/A, and to the reference to our firm under the heading of "Experts" in the prospectus.


                                                  /s/ KPMG LLP

Chicago, Illinois
June 18, 2002